Exhibit 107

Calculation of Filing Fee Tables
Form S-3
(Form Type)
Moody’s Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	Debt Securities	Rule 456(b) and Rule 457(r)(2)	(1)(3)	(1)(3)	(1)(3)	(2)	(2)
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities	—	—	—	—		—
					Total Offering Amounts			—
					Total Fees Previously Paid			—
					Total Fee Offsets			—
					Net Fee Due			—

(1) Not applicable pursuant to Form S-3 General Instruction II.F.
(2) In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the registrant is deferring payment of the entire registration fee.
(3) An unspecified aggregate initial offering price and number of securities of each identified class is being registered and may from time to time be offered at unspecified prices.